Exhibit 10.2

INTERCOMPANY SERVICES AGREEMENT

THIS AGREEMENT is effective as of December 17, 2021 (the “Effective Date”).

BY AND BETWEEN:	MOSYS, INC.

(hereinafter called the “Recipient”)

AND:	PERASO TECHNOLOGIES INC.

(hereinafter called the “Service Provider”)

WHEREAS the Service Provider is a wholly-owned subsidiary of the Recipient;

AND WHEREAS the Service Provider wishes to provide the Services (as defined below) to the Recipient and the Recipient wishes to receive such Services from the Service Provider in accordance with the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, it is agreed by and between the Parties as follows:

ARTICLE I – DEFINITIONS

1.1

Definitions. For the purposes of this Agreement or any notice, consent, request or other communication required to be given hereunder, the following words and phrases have the following meanings, unless the context otherwise requires:

(a)	“Agreement” means this Intercompany Services Agreement and all its appendices and instruments supplemental hereto or in amendment or confirmation hereof.

(b)

“Costs” in respect of the Services, means the full costs of performing such Services, including all or an appropriate portion of the direct and indirect costs incurred by the Service Provider in providing such Services, including, but not limited to, salaries, wages and benefits to employees, officers and directors, consultants’ fees, office space, facilities, travel, telecommunications, data processing, maintenance of books and records, materials and supplies, utilities, supervisory and clerical support and all other overhead, general and administrative costs associated with the personnel of the Service Provider engaged in the provision of the Services to the Recipient. To the extent the direct costs cannot be separately measured from similar costs incurred by the Service Provider, the Service Provider shall charge the Recipient on a prorated basis as may be agreed to by the Recipient.

(c)	“Effective Date” has the meaning ascribed thereto in the recitals.

(d)	“Parties” means, collectively, the Service Provider and the Recipient, and “Party” means any one of them.

(e)	“Recipient” has the meaning ascribed thereto in the recitals.

(f)	“Service Provider” has the meaning ascribed thereto in the recitals.

(g)

“Services” means those services relating to the Recipient’s Chief Executive Officer, including those to be provided pursuant to the terms and conditions of that certain Executed Employment Agreement, dated as of December 17, 2021, by and between the Service Provider and Ronald Glibbery (the “Employment Agreement”), as well as other general management, business consulting and administrative support provided by the Service Provider for the benefit of the Recipient.

(h)	“Service Fee” means an amount equal to the Costs in respect of the Services.

(i)	“Term” has the meaning ascribed thereto in Section 2.1.

ARTICLE II – TERM AND TERMINATION

2.1	Term. The term for the provision of the Services by the Service Provider to the Recipient (the “Term”) commences on the Effective Date and will continue until the earlier of the following dates:

(a)	the date which is fifteen (15) days following the giving of written notice by either Party to the other Party; or

(b)	any time by mutual agreement of the Parties.

2.2

Effect of Termination. Upon the termination of the Term in accordance with Section 2.1, the Service Provider will only be entitled to receive payment for the Service Fees accrued up to the date of such termination. The Service Provider will, upon termination for any reason of its appointment hereunder, deliver to the Recipient all books of account, registers, correspondence and records of every description relating to the affairs of the Recipient which are in its possession, but the Service Provider will have the right to retain copies thereof.

ARTICLE III – PERFORMANCE OF SERVICES

3.1

Engagement of the Service Provider. The Recipient hereby engages the Service Provider to provide the Services, and the Service Provider hereby accepts such engagement, under the terms and conditions stated in this Agreement. The Recipient acknowledges that the Service Provider will provide the Services at and from the premises of the Service Provider, except as set forth in the Employment Agreement.

3.2	Duties of the Service Provider. The Service Provider will exercise the powers and discharge its duties conferred hereunder honestly and in good faith.

3.3

Delegation and Reliance on Agents. The Service Provider will appoint Ronald Glibbery to perform the Services in accordance with the Employment Agreement. The Service Provider may, with the consent of the Recipient, appoint from time to time appoint other personnel to perform or assist in performing any or all of the Services, duties and obligations required to be performed hereunder by the Service Provider. The Service Provider may act or rely in good faith upon the opinion or advice obtained from any accountant, lawyer or other expert in respect of any matter relating to their respective provision of the Services hereunder, and the Service Provider will not be responsible for any loss or damage incurred by the Recipient in respect thereof.

ARTICLE IV – TRADEMARK

4.1	Use of Trademark. The Service Provider may use the Recipient’s trademarks, on a royalty-free basis, in connection with, and as required to, perform the Services.

ARTICLE V – PAYMENT OF SERVICE FEES

5.1

Service Fees. In consideration for the Services received by it hereunder, the Recipient will pay to the Service Provider the Service Fees, as applicable, in accordance with Section 5.3; provided, however, that in no event shall such Service Fees exceed the amounts payable pursuant to the Employment Agreement except as otherwise agreed to by the Recipient in writing.

5.2

Additional Costs. In addition to the Services, certain additional services may be made available to the Recipient by the Service Provider on an as-requested basis. In such event, the Service Provider shall notify the Recipient of the cost thereof and obtain the Recipient’s consent prior to performing such additional services.

5.3	Payment Terms. The Service Fees will be payable in arrears on a monthly basis. The Service Fees will be due when invoiced and shall be paid no later than 30 days from the date of invoicing.

5.4

Taxes. Taxes, duties or other charges imposed by any governmental authority in respect of the provision of the Services hereunder will be for the account of the Recipient, and the Service Provider may either invoice same separately or add them to the related invoice for the Services. The Parties agree to make such elections, obtain such registrations and permits, and obtain, present and/or file such exemption certificates as are necessary or beneficial under any applicable federal, provincial, state and other tax laws. The Parties also agree to retain all necessary documentation and to issue or obtain any applicable certificates to substantiate applicable exemptions under any applicable tax laws.

ARTICLE VI – MISCELLANEOUS

6.1

Independent Contractors. Each Party is and will remain an independent contractor and does not have any power, nor can it represent itself as having any power, to in any way bind or obligate any other Party or to assume or create any express or implied obligation or responsibility on behalf of any other Party. This Agreement is not to be construed as constituting an agency, partnership, joint venture or similar relationship between the Parties or creating any formal legal association that would impose liability on a Party for the act or omission of another Party.

6.2

Notices. Notices, directions and other communications under this Agreement must be given in writing and delivered at the addresses set forth below (or to the other address as the addressee has previously specified by notice):

to Recipient at:

2309 Bering Drive

San Jose, California, 95131

Attention:     Chief Financial Officer

E-mail:         jsullivan@mosys.com

to Service Provider at:

144 Front Street West, Suite 685

Toronto, ON, Canada, M5J 2L7

Attention:     Ronald Glibbery

E-mail:         ronald@perasotech.com

6.3

Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect thereto. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

6.4	Time of the Essence. Time is of the essence in this Agreement.

6.5

Third Party Beneficiaries. The Parties intend that this Agreement will not benefit or create any right or cause of action in favour of, any person, other than the Parties. No person, other than the Parties to this Agreement, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

6.6

Waiver. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right it may have.

6.7

Successors and Assigns. This Agreement is binding on and enures to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. This Agreement may not be assigned or transferred by any Party without the prior written consent of the other Party, not to be unreasonably withheld.

6.8

Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

6.9	Governing Law. This Agreement is governed by and shall be interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.10

Further Assurances. Each Party agrees to execute such further instruments and documents and take such further action as the other Parties may reasonably request in order to give effect to the terms and purposes of this Agreement.

6.11

Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or PDF signatures), each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement effective as of the Effective Date.

MOSYS, INC.

By:	/s/ Daniel Lewis
Name: Daniel Lewis
Title: President

PERASO TECHNOLOGIES INC.

By:	/s/ Ron Glibbery
Name: Ron Glibbery
Title: CEO